Exhibit 99.1

Qwest Reports Third Quarter 2010 Results

Third Quarter Highlights

•                 Revenue trends continue to improve

•                 Strategic revenue growth of 8 percent year over year driven by demand for enterprise IP services and residential fiber-based services

•                 Adjusted EBITDA(a) margin expands 240 basis points year over year to 38.2 percent

•                 Generates strong free cash flow; debt leverage ratio at 2.5 times adjusted EBITDA

•                 Adds 40,000 net broadband customers

•                 Wireless subscriber base exceeds 1 million

•                 Updates financial guidance

Unaudited (in millions, except per share and margin amounts)

	3Q 2010	2Q 2010	Change	3Q 2009	Change
Operating Revenue	2,935	2,930	0.2%	3,054	(3.9)%
Operating Income	497	509	(2.4)%	485	2.5%
Income before Income Taxes	18	266	(93.2)%	211	(91.5)%
Net (Loss) Income	(90)	158	nm	136	nm
Net (Loss) Income per Diluted Share	$(0.05)	$0.09	nm	$0.08	nm
Adjusted EBITDA	1,120	1,092	2.6%	1,093	2.5%
Adjusted EBITDA Margin	38.2%	37.3%	90 bps	35.8%	240 bps
Adjusted Free Cash Flow	554	609	(9.0)%	428	29.4%

(a) See Attachment E for Non GAAP Reconciliations

nm—not meaningful

DENVER, Nov. 3, 2010 — Qwest Communications (NYSE: Q) today reported financial results for the third quarter 2010.  For the quarter, the company reported improved sequential and year-over-year revenue comparisons across all segments, expanded adjusted EBITDA margin and strong free cash flow.  Qwest also continued to strengthen its balance sheet.

The third quarter reported loss per share was 5 cents compared to earnings per share of 8 cents in the third quarter 2009.  Excluding special items, earnings per share were 11 cents compared to 9 cents in the year-ago period, an increase of 22 percent.  Special items for the quarter are discussed in the Consolidated Financial Results section below.

The company continues to make steady progress in improving revenue trends.  Reported revenues were flat sequentially for the first time in 8 quarters and declined 4 percent on a year-over-year basis.  After normalizing for the effects of the company’s transition to a new wireless business model, third quarter consolidated net operating revenue declined 3 percent year over year. This compares to a normalized decline of 4 percent last quarter.

Adjusted EBITDA of $1.12 billion for the quarter increased 3 percent sequentially. Adjusted EBITDA margin increased 240 basis points year over year and 90 basis points sequentially to 38.2 percent.

Qwest delivered on key growth initiatives in the third quarter.  The Business Markets segment reported strong growth of 24 percent year over year in IP services revenues. Mass Markets continues to expand its fiber-to-the-node (FTTN) footprint, and services are now available to approximately 4.5 million residential households.  In the quarter, 92,000 customers added high-speed Internet services that utilize the fiber network, bringing total users to 621,000. The Wholesale Markets segment is now providing fiber-based backhaul services to more than 1,000 wireless towers.

“I am very pleased we delivered strong operating and financial results in the third quarter,” said Edward A. Mueller, Qwest chairman and CEO.  “We are confident we will continue our solid execution, and we are raising our revenue, adjusted EBITDA and cash flow outlook to the top-end of our 2010 guidance. Under difficult market conditions, solid subscriber additions on the FTTN network, stable results in Business Markets, improving revenue trends in Wholesale, and increased margins demonstrate our disciplined focus on strategic growth opportunities. During the quarter, we also made substantial progress on the approval process including overwhelming support from both companies’ shareholders, moving us closer to completing our merger with CenturyLink.”

CONSOLIDATED FINANCIAL RESULTS

Revenue

Qwest reported consolidated net operating revenue of $2.9 billion in the third quarter.  Strategic services revenue increased 8 percent year over year compared with a 6 percent increase in the second quarter.  The growth in strategic services was offset by an 11 percent annual decline in legacy services revenue. Legacy services declined 12 percent year over year in the second quarter.

Expense

Consolidated operating expenses decreased 5 percent year over year to $2.4 billion.  Cost of sales declined 5 percent primarily due to lower network facilities costs. Selling expense declined 8 percent mainly driven by lower headcount and reduced marketing and advertising spend. General, administrative and other operating expenses were down 4 percent in the quarter, primarily as a result of lower legal and pension-related expenses partially offset by a one-time adjustment to USF fees. Total employees at the end of the period were approximately 28,500, a decrease of 2 percent from the second quarter and 9 percent from the third quarter 2009.

Net (Loss) Income

Net loss for the third quarter was $90 million compared to net income of $136 million in the prior year. The current quarter includes pre-tax charges totaling $71 million for severance and realignment, merger-related expenses and a one-time adjustment to USF fees. The current quarter also includes a $229 million pre- and post-tax charge related to the conversion option on convertible notes. This charge is due to strong appreciation of Qwest’s stock price during the third quarter.  The prior-year period includes pre-tax charges totaling $27 million for severance and realignment, and litigation reserve.

SEGMENT FINANCIAL RESULTS

Business Markets

Business Markets revenue was flat year over year and improved 2 percent sequentially.  The unit benefited from strong enterprise demand for IP services and increased data integration sales.

During the quarter, Business Markets continued to experience positive new sales momentum.  The segment also maintained strong customer retention performance in the quarter.

In the third quarter, Business Markets strategic revenues exceeded legacy revenues for the first time since the company began reporting this revenue mix.  Strategic revenues grew 9 percent year over year driven by growth in IP services. Legacy services declined 7 percent year over year mainly due to lower local voice revenue and migration to newer generation services.

Segment operating expense declined 2 percent year over year and 2 percent sequentially. The expense decrease is primarily due to improved sales productivity and a one-time legal settlement in the second quarter.  Business Markets income contribution increased 4 percent year over year and 7 percent from the second quarter. Segment income margin of 40.7 percent increased 140 basis points from the year-ago period and 190 basis points sequentially.

Mass Markets

In the quarter, Mass Markets achieved its fourth consecutive quarter of improved year-over-year revenue trends while delivering a strong margin. This success was driven by increasing customer ARPU and excellent cost management. Consumer ARPU was $65 in the quarter, a 10 percent increase compared to the third quarter 2009.  Mass Markets reported a strong rebound in broadband additions in the quarter driven by demand for higher speed service, the launch of its new Heavy Duty Internet marketing campaign, and seasonal benefits. Consumer and small business voice access line loss in the quarter improved on a year-over-year basis and held steady with the second quarter.

Mass Markets segment revenues of $1.2 billion declined 5 percent from the third quarter 2009 and were flat with the second quarter. Revenues in the third quarter declined 3 percent annually compared to a 6 percent decline in the second quarter after adjusting for the wireless business model transition.  Strategic revenues grew 10 percent year over year due to growth in broadband services while legacy voice revenues decreased 9 percent. Revenue comparisons in Mass Markets benefited from a stronger contribution from Small Business.

Segment expenses decreased 9 percent from the year-ago period and increased 1 percent sequentially. The year-over-year improvement is mainly due to lower network facilities costs, sales and marketing expenses and reduced staffing. Segment income for the quarter declined 1 percent compared to the year-ago period and 1 percent from the second quarter. Segment income margin of 53.0 percent improved 190 basis points compared to the year-ago quarter but decreased 50 basis points sequentially.

Mass Markets broadband subscribers totaled 2.9 million at the end of the third quarter.  Mass Markets added 92,000 FTTN subscribers in the quarter, ending the period with 621,000 subscribers, or 21 percent of the subscriber base. This growth was offset by a decline of 52,000 traditional ATM-based DSL subscribers.

At the end of the third quarter, Verizon Wireless customers sold by and/or billed by Qwest exceeded 1 million, increasing 62,000 from the end of the second quarter.  Total DIRECTV video subscribers increased 12,000 in the quarter to 963,000.

Wholesale Markets

Wholesale Markets reported improved revenue trends while delivering a strong margin for the quarter.  This unit is benefiting from increased demand for strategic services and an improved product mix.

Segment revenue declined 8 percent year over year compared to a 10 percent annual decline reported in the second quarter.  Sequentially, revenue held steady.

Wholesale Markets segment income declined 1 percent from the third quarter 2009 and improved 1 percent from the second quarter.  Wholesale segment income margin of 67.8 percent increased 480 basis points year over year and 30 basis points sequentially, mainly due to improved mix and lower headcount.

The company continued to make solid progress in deploying fiber services to wireless cell sites. More than 1,000 sites are currently complete and billing, and this is expected to grow to approximately 2,000 sites by the end of the year.

Cash Flow and Capital Investment

In the third quarter, adjusted free cash flow was $554 million, bringing the total to $1.5 billion year-to-date.  For the quarter, capital expenditures requiring cash were $373 million and $1.1 billion year-to-date. Since the beginning of the year, the company has financed $115 million of additional capital investment through leasing, including $60 million in the third quarter.  Capital investment in the quarter was focused on key strategic projects including broadband services for enterprises, consumers and small businesses and wholesale fiber initiatives.

Balance Sheet

In the quarter, the company continued to strengthen its balance sheet and improve financial flexibility. Net debt was $11.0 billion at the end of the quarter compared to $12.1 billion at the end of the third quarter 2009. Cash and short-term investments were $2.0 billion.  The company’s net debt-to-adjusted EBITDA leverage ratio improved to 2.5 times, down from 2.7 times at the beginning of the year. This is the lowest leverage ratio for the company since 1999.

In February, the company announced plans to reduce debt by $3.5 billion through the first quarter of 2011, and, to date, the company has reduced total debt by $2.1 billion. On Oct. 19, Qwest announced it will redeem all of its 3.50 percent convertible senior notes due 2025.  Approximately $1.1 billion in principal amount of the notes is outstanding. In addition, Qwest will settle the convert option with cash during the fourth quarter.  The amount of the settlement will depend on the number of holders that exercise their conversion rights and the future stock price during the conversion period. Assuming all holders convert with a stock price of $6.67 (as of Nov. 2, 2010), Qwest would be required to pay approximately $450 million in cash in excess of the principal amount. Under this example, the company would be required to take an additional charge of approximately $100 million in the fourth quarter.

CenturyLink Merger Agreement

On April 22, 2010, Qwest and CenturyLink announced an agreement for CenturyLink to acquire Qwest in a tax-free, stock-for-stock transaction. Under the terms of the agreement, Qwest shareholders will receive 0.1664 CenturyLink shares for each share of Qwest common stock they own at closing. On Aug. 24, 2010, shareholders of both companies overwhelmingly approved all proposals related to the merger between CenturyLink and Qwest.

In addition to approvals by CenturyLink and Qwest shareholders, the companies have received clearance from the U.S. Department of Justice and approval from 12 regulatory utility commissions. Reviews continue in 10 other states and at the Federal Communications Commission. The companies expect to complete the merger in the first half of 2011.

Shareholder Returns

Qwest returned $139 million to shareholders in the third quarter through a dividend of 8 cents per share. Year-to-date, Qwest has paid common stock dividends totaling $416 million. On Oct. 21,

the Qwest board of directors declared a fourth quarter dividend of $0.08 per share. The quarterly dividend is payable on Dec. 17, 2010.

The merger agreement requires that CenturyLink and Qwest coordinate with each other to designate the record dates and payment dates for the two companies respective quarterly dividends. Thus, the timing of Qwest’s future dividends may deviate from historical dates due to this requirement.

Guidance

Qwest now expects to report a low-single digit annual rate of revenue decline in the fourth quarter.  Previously, the company expected to report a low- to mid-single digit rate of revenue decline by the fourth quarter.  Qwest now expects to achieve full year 2010 adjusted EBITDA of approximately $4.4 billion.  The company previously expected to achieve full year 2010 adjusted EBITDA in a range of $4.3 to $4.4 billion. Qwest continues to expect capital investment to be approximately $1.7 billion with approximately $150 million of this investment financed by leasing.  Full year adjusted free cash flow is now expected to be $1.7 to $1.8 billion with the benefit of capital leasing.  Without the benefit of capital leasing, free cash flow is expected be in the range of $1.6 to $1.7 billion.

Conference Call Today

As previously announced, Qwest will host a conference call for investors and the media today at 9 a.m. EDT. A live webcast, including a simultaneous slide presentation, and replay of the call is available at http://investor.qwest.com. Additional quarterly historical financial information can be found at http://investor.qwest.com/overview.

About Qwest

Customers coast to coast turn to Qwest’s industry-leading national fiber-optic network and world-class customer service to meet their communications and entertainment needs. For residential customers, Qwest offers a new generation of fiber-optic-fast Internet service, high-speed internet solutions, as well as home phone, Verizon Wireless, and DIRECTV® services. Fortune 500 companies and other large businesses and wholesale customers, as well as small businesses and governmental agencies, choose Qwest to deliver a full suite of network, data and voice services. Additionally, Qwest participates in Networx, the largest communications services contract in the world and is recognized as a leader in the network services market by leading technology industry analyst firms.

###

Forward-Looking Statement Note

This release may contain projections and other forward-looking statements that involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to the documents filed by us with the Securities and Exchange Commission, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements, including but not limited to: access line losses due to increased competition, including from technology substitution of our access lines with wireless and cable alternatives, among others; our substantial indebtedness, and our inability to complete any efforts to further de-lever our balance sheet; adverse results of increased review and scrutiny by media and others (including any internal analyses) of financial reporting issues and practices or otherwise; rapid and significant changes in technology and markets; any adverse developments in commercial disputes or legal proceedings; potential fluctuations in quarterly results; volatility of our stock price; intense competition in the markets in which we compete including the effects of consolidation in our industry; changes in demand for our products and services; acceleration of the deployment of advanced new services, such as broadband data, wireless and video services, which could require substantial expenditure of financial and other resources in excess of contemplated levels; higher than anticipated employee levels, capital expenditures and operating expenses; adverse changes in the regulatory or legislative environment affecting our business; changes in the outcome of future events from the assumed outcome included in our significant accounting policies; our ability to utilize net operating losses in projected amounts; and continued unfavorable general economic conditions.  In addition, actual results could be affected by factors relating to our pending merger with CenturyLink, including but not limited to: the ability of the parties to timely and successfully receive the required approvals of regulatory agencies; the possibility that the anticipated benefits from the acquisition cannot be fully realized or may take longer to realize than expected; the possibility that costs or difficulties related to the integration of our operations into CenturyLink will be greater than expected; the ability of the combined company to retain and hire key personnel; and other risk factors and cautionary statements as detailed from time to time in each of CenturyLink’s and our reports filed with the Securities and Exchange Commission.

The information contained in this release is a statement of Qwest’s present intention, belief or expectation and is based upon, among other things, the existing regulatory environment, industry conditions, market conditions and prices, the economy in general and Qwest’s assumptions. Qwest may change its intention, belief or expectation, at any time and without notice, based upon any changes in such factors, in Qwest’s assumptions or otherwise. The cautionary statements contained or referred to in this release should be considered in connection with any subsequent written or oral forward-looking statements that Qwest or persons acting on its behalf may issue. This release may include analysts’ estimates and other information prepared by third parties for which Qwest assumes no responsibility.

Qwest undertakes no obligation to review or confirm analysts’ expectations or estimates or to release publicly any revisions to any forward-looking statements and other statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

By including any information in this release, Qwest does not necessarily acknowledge that disclosure of such information is required by applicable law or that the information is material.

The marks that comprise the Qwest logo are registered trademarks of Qwest Communications International Inc. in the U.S. and certain other countries.

Contact Information

Media Contact:

Diane Reberger

303-992-1662

diane.reberger@qwest.com

Investor Contact:

Kurt Fawkes

303-992-0029

kurt.fawkes@qwest.com

ATTACHMENT A

QWEST COMMUNICATIONS INTERNATIONAL INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (1)

(UNAUDITED)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2010	2009	% Change	2010	2009	% Change
	(Dollars in millions except per share amounts, shares in thousands)
Operating revenue	$2,935	$3,054	(3.9)%	$8,831	$9,317	(5.2)%
Operating expenses:
Cost of sales (exclusive of depreciation
and amortization)	980	1,029	(4.8)%	2,861	3,071	(6.8)%
Selling	420	455	(7.7)%	1,288	1,491	(13.6)%
General, administrative and other operating	486	504	(3.6)%	1,463	1,498	(2.3)%
Depreciation and amortization	552	581	(5.0)%	1,645	1,732	(5.0)%
Total operating expenses	2,438	2,569	(5.1)%	7,257	7,792	(6.9)%
Operating income	497	485	2.5%	1,574	1,525	3.2%
Other expense (income)—net:
Interest expense on long-term borrowings
and capital leases—net	255	274	(6.9)%	799	810	(1.4)%
Loss on embedded option of convertible debt	229	—	nm	208	—	nm
Loss on early retirement of debt	3	—	nm	45	—	nm
Other—net	(8)	—	nm	(9)	(11)	(18.2)%
Total other expense (income)—net	479	274	74.8%	1,043	799	30.5%
Income before income taxes	18	211	(91.5)%	531	726	(26.9)%
Income tax expense	108	75	44.0%	425	172	147.1%
Net (loss) income	$(90)	$136	nm	$106	$554	(80.9)%

(Loss) earnings per common share:
Basic	$(0.05)	$0.08	nm	$0.06	$0.32	(81.3)%
Diluted	$(0.05)	$0.08	nm	$0.06	$0.32	(81.3)%

Weighted average common shares outstanding:
Basic	1,726,768	1,711,954	0.9%	1,723,091	1,707,354	0.9%
Diluted	1,726,768	1,719,502	0.4%	1,755,131	1,713,405	2.4%

nm—Percentages greater than 200% and comparisons between positive and negative values or to/from zero values are considered not meaningful.

(1) During the first quarter of 2010, we changed the definitions we use to classify expenses as cost of sales, selling expenses or general, administrative and other operating expenses, and as a result certain prior year expenses in our condensed consolidated statements of operations have been reclassified to conform to the current year presentation. These changes resulted in $97 million and $277 million moving from the general, administrative and other operating expenses and selling expenses categories to cost of sales for the three and nine months ended September 30, 2009, respectively. Please see further information regarding this change within our Quarterly Report on Form 10-Q for the quarter ended September 30, 2010 filed with the Securities and Exchange Commission.

ATTACHMENT B

QWEST COMMUNICATIONS INTERNATIONAL INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	September 30,	December 31,
	2010	2009
	(Dollars in millions)

ASSETS

Current assets:
Cash and cash equivalents	$1,967	$2,406
Accounts receivable—net	1,259	1,302
Deferred income taxes—net	536	538
Prepaid expenses and other	323	368
Total current assets	4,085	4,614

Property, plant and equipment—net	11,830	12,299
Capitalized software—net	923	911
Deferred income taxes—net	1,537	1,971
Other	584	585
Total assets	$18,959	$20,380

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current liabilities:
Current portion of long-term borrowings	$2,191	$2,196
Accounts payable	759	765
Accrued expenses and other	1,752	1,580
Deferred revenue and advance billings	546	556
Total current liabilities	5,248	5,097

Long-term borrowings—net	10,788	12,004
Post-retirement and other post-employment benefits obligations—net	2,480	2,479
Pension obligations—net	777	817
Deferred revenue	463	486
Other	628	675
Total liabilities	20,384	21,558

Stockholders’ deficit:
Preferred stock	—	—
Common stock	17	17
Additional paid-in capital	42,188	42,269
Treasury stock	(30)	(22)
Accumulated deficit	(43,125)	(42,953)
Accumulated other comprehensive loss	(475)	(489)
Total stockholders’ deficit	(1,425)	(1,178)
Total liabilities and stockholders’ deficit	$18,959	$20,380

ATTACHMENT C

QWEST COMMUNICATIONS INTERNATIONAL INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Nine Months Ended
	September 30,
	2010	2009
	(Dollars in millions)

Operating activities:
Net income	$106	$554
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,645	1,732
Deferred income taxes	422	156
Provision for bad debt—net	59	111
Loss on embedded option of convertible debt	208	—
Loss on early retirement of debt	45	—
Other non-cash charges—net	117	95
Changes in operating assets and liabilities:
Accounts receivable	(13)	17
Prepaid expenses and other current assets	78	(4)
Accounts payable, accrued expenses and other current liabilities	(35)	(209)
Deferred revenue and advance billings	(33)	(51)
Other non-current assets and liabilities	(35)	30
Cash provided by operating activities	2,564	2,431

Investing activities:
Expenditures for property, plant and equipment and capitalized software	(1,090)	(1,023)
Proceeds from sales or maturities of investment securities	943	13
Purchases of investment securities	(944)	—
Other	1	(6)
Cash used for investing activities	(1,090)	(1,016)

Financing activities:
Proceeds from long-term borrowings	775	1,270
Repayments of long-term borrowings, including current maturities	(2,237)	(819)
Proceeds from issuances of common stock	41	45
Dividends paid	(416)	(412)
Settlement of embedded option in our convertible debt	(24)	—
Early retirement of debt costs	(41)	—
Other	(11)	10
Cash (used for) provided by financing activities	(1,913)	94

Cash and cash equivalents:
(Decrease) increase in cash and cash equivalents	(439)	1,509
Beginning balance	2,406	565
Ending balance	$1,967	$2,074

ATTACHMENT D

QWEST COMMUNICATIONS INTERNATIONAL INC.

SELECTED CONSOLIDATED DATA

(UNAUDITED)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2010	2009 (1)	% Change	2010	2009 (1)	% Change
	(Dollars in millions)			(Dollars in millions)
Operating revenue (2):
Total segment revenue	$2,845	$2,960	(3.9)%	$8,536	$9,056	(5.7)%
Other revenue (primarily USF surcharges)	90	94	(4.3)%	295	261	13.0%
Total operating revenue	$2,935	$3,054	(3.9)%	$8,831	$9,317	(5.2)%

Total segment results (2) (3):
Total segment revenue	$2,845	$2,960	(3.9)%	$8,536	$9,056	(5.7)%
Total segment expenses	1,365	1,482	(7.9)%	4,114	4,546	(9.5)%
Total segment income	$1,480	$1,478	0.1%	$4,422	$4,510	(2.0)%
Total segment margin percentage	52.0%	49.9%		51.8%	49.8%

Revenue, expenses, income and margin percentage by segment (1) (2) (3):
Business markets:
Revenue:
Strategic services (4)	$432	$398	8.5%	$1,275	$1,175	8.5%
Legacy services (4)	430	464	(7.3)%	1,311	1,434	(8.6)%
Total strategic & legacy services	862	862	—%	2,586	2,609	(0.9)%
Data integration (4)	157	153	2.6%	434	409	6.1%
Total revenue	1,019	1,015	0.4%	3,020	3,018	0.1%
Expenses:
Data integration	116	113	2.7%	314	291	7.9%
Customer service	25	28	(10.7)%	76	84	(9.5)%
Facilities	190	193	(1.6)%	577	592	(2.5)%
Segment overhead	28	30	(6.7)%	97	93	4.3%
Network, engineering and other operating	96	98	(2.0)%	285	296	(3.7)%
Customer acquisition and provisioning	149	154	(3.2)%	467	486	(3.9)%
Total expenses	604	616	(1.9)%	1,816	1,842	(1.4)%
Income	$415	$399	4.0%	$1,204	$1,176	2.4%
Margin percentage	40.7%	39.3%		39.9%	39.0%
Mass markets:
Revenue:
Strategic services (4)	$380	$347	9.5%	$1,113	$1,043	6.7%
Legacy services (4)	785	859	(8.6)%	2,398	2,669	(10.2)%
Total strategic & legacy services	1,165	1,206	(3.4)%	3,511	3,712	(5.4)%
Qwest-branded wireless services (4)	—	20	nm	—	108	nm
Total revenue	1,165	1,226	(5.0)%	3,511	3,820	(8.1)%
Expenses:
Customer service	72	85	(15.3)%	227	295	(23.1)%
Facilities	31	41	(24.4)%	104	145	(28.3)%
Segment overhead	14	16	(12.5)%	46	52	(11.5)%
Network, engineering and other operating	264	272	(2.9)%	759	789	(3.8)%
Customer acquisition and provisioning	167	186	(10.2)%	509	578	(11.9)%
Total expenses	548	600	(8.7)%	1,645	1,859	(11.5)%
Income	$617	$626	(1.4)%	$1,866	$1,961	(4.8)%
Margin percentage	53.0%	51.1%		53.1%	51.3%
Wholesale markets:
Revenue:
Strategic services (4)	$323	$306	5.6%	$957	$926	3.3%
Legacy services (4)	338	413	(18.2)%	1,048	1,292	(18.9)%
Total revenue	661	719	(8.1)%	2,005	2,218	(9.6)%
Expenses:
Customer service	13	19	(31.6)%	39	74	(47.3)%
Facilities	119	155	(23.2)%	369	492	(25.0)%
Segment overhead	11	13	(15.4)%	31	37	(16.2)%
Network, engineering and other operating	51	57	(10.5)%	154	171	(9.9)%
Customer acquisition and provisioning	19	22	(13.6)%	60	71	(15.5)%
Total expenses	213	266	(19.9)%	653	845	(22.7)%
Income	$448	$453	(1.1)%	$1,352	$1,373	(1.5)%
Margin percentage	67.8%	63.0%		67.4%	61.9%

Capital expenditures (5):	$373	$341	9.4%	$1,090	$1,023	6.5%

ATTACHMENT D

(CONTINUED)

QWEST COMMUNICATIONS INTERNATIONAL INC.

SELECTED CONSOLIDATED DATA

(UNAUDITED)

	September 30,
	2010	2009	% Change
	(Amounts in thousands, except for employees)
Operating metrics:

Total employees	28,535	31,292	(8.8)%

Access lines (6)(7):
Business markets	1,913	2,036	(6.0)%
Mass markets	6,238	7,058	(11.6)%
Wholesale markets	963	1,076	(10.5)%
Total access lines	9,114	10,170	(10.4)%

Mass markets connections:
Access lines:
Consumer lines	5,119	5,842	(12.4)%
Small business lines	1,119	1,216	(8.0)%
Total access lines	6,238	7,058	(11.6)%
Other connections:
Broadband subscribers (7)(8)	2,899	2,770	4.7%
Video subscribers (7)(9)(10)	963	900	7.0%
Wireless subscribers (7)(10)	1,044	760	37.4%
Total other connections	4,906	4,430	10.7%
Total mass markets connections	11,144	11,488	(3.0)%

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2010	2009	% Change	2010	2009	% Change
Consumer ARPU (in dollars) (11):	$65	$59	10.2%	$62	$57	8.8%
Wholesale minutes of use from carriers and CLECs (in millions)	7,295	8,274	(11.8)%	22,794	26,225	(13.1)%

(1) We have reclassified certain prior year segment amounts to conform to the current quarter presentation.

(2) We centrally manage revenue from USF (Universal Service Fund) surcharges, consequently, it is not assigned to any of our segments.

(3) Segment margin percentage represents segment income as a percentage of segment revenue. Segment income is net of direct costs incurred by the segment, such as segment specific employee-costs, bad debt, equipment sales costs and other non-employee related costs. Additionally, we assign other expenses to the segments using an activity-based costing methodology. Assigned expenses include network expenses, facility expenses, and various other expenses.

(4) Our strategic services are primarily private line, broadband, Qwest iQ Networking®, hosting, video, VoIP and Verizon Wireless services. Our legacy services are primarily local, long distance, access, traditional WAN and ISDN services. Data integration is telecommunications equipment located on customers’ premises and related professional services. These services include network management, installation and maintenance of data equipment and building of proprietary fiber-optic broadband networks for our government and business customers. Our Qwest-branded wireless services were wireless services that we provided through our mass markets segment under an arrangement with a wireless services provider. This arrangement ended on October 31, 2009.

(5) Capital expenditures exclude assets acquired through capital leases.

(6) Total access lines include only those lines used to provide services to external customers and exclude lines used solely by us and our affiliates. We also exclude residential lines that we solely use to provide broadband services. As of September 30, 2009, we included in total access lines 442,000 lines used by us and our affiliates. We changed the way we report total access lines during the first quarter of 2010 to better reflect our ongoing operations and have restated access lines reported for the three and nine months ended September 30, 2009, to conform to the current period presentation of excluding access lines used by us and our affiliates.

(7) We have changed the basis of how we count subscribers and access lines to better align with our revenue and have restated the subscriber counts and access lines reported as of September 30, 2009 to be on the same basis as the current period presentation. This change resulted in approximately 35,000 less broadband subscribers, 38,000 more video subscribers, 25,000 less wireless subscribers, and 51,000 more access lines than previously reported as of September 30, 2009.

(8) Broadband and wireless subscribers reflect a methodology adjustment to exclude business and wholesale markets customers. Business and wholesale markets had approximately 146,000 broadband subscribers and 1,000 wireless subscribers as of September 30, 2009.

(9) Video subscribers include customers who originally purchased video services through us, but later elected to not be billed by us. Prior to mid-2009 we ceased to earn revenue for these subscribers when they elected to not be billed by us. However, beginning in mid-2009 we began to earn an ongoing commission associated with these customers that we no longer bill so long as they remain active customers of DIRECTV. Because of the change in this commission we have begun to include them in our subscriber counts subsequent to the change in commission structure. This methodology change has increased our video subscribers by approximately 57,000 at the end of the first quarter of 2010, 3,000 subscribers at the end of the second quarter of 2010, and an additional 4,000 subscribers at the end of the third quarter of 2010.

(10) We count video and wireless subscribers when we earn revenue associated with them. We receive:

• commissions where we sold the video or wireless service (whether we provided billing and collection services or not); and

• billing and collection fees where we provided billing and collection services.

(11) Consumer ARPU (Average Revenue Per Unit) is measured as consumer revenue, which includes revenue from strategic and legacy services in the period divided by the average number of primary access lines for the period. We believe this metric can be a useful measure of the revenue performance of our consumer business within our mass markets segment on a per-customer basis. We use ARPU internally to assess the revenue performance of our consumer business within our mass markets segment and the impact on this business of periodic customer initiatives and product roll-outs. ARPU is not a measure determined in accordance with accounting principles generally accepted in the United States of America, or GAAP, and should not be considered as a substitute for our mass markets segment revenue or any other measure determined in accordance with GAAP.

ATTACHMENT E

QWEST COMMUNICATIONS INTERNATIONAL INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(UNAUDITED)

	Three Months Ended		Nine Months Ended		Year Ended
	September 30,		September 30,		December 31,
	2010	2009	2010	2009	2009
	(Dollars in millions)
Operating revenue	$2,935	$3,054	$8,831	$9,317	$12,311
Cost of sales (exclusive of depreciation and amortization)	(980)	(1,029)	(2,861)	(3,071)	(4,088)
Selling expenses	(420)	(455)	(1,288)	(1,491)	(1,944)
General, administrative and other operating expenses	(486)	(504)	(1,463)	(1,498)	(1,993)
EBITDA (1)	$1,049	$1,066	$3,219	$3,257	$4,286

EBITDA—as adjusted (2):	$1,120	$1,093	$3,336	$3,330	$4,415
Less: legal reserve	—	(16)	—	(16)	(16)
Less: Adjustments to prior period assessments of USF fees	(15)	—	(15)	—	—
Less: realignment, severance and related costs	(51)	(11)	(70)	(57)	(113)
Less: merger related	(5)	—	(32)	—	—

EBITDA (1):	1,049	1,066	3,219	3,257	4,286
Depreciation and amortization	(552)	(581)	(1,645)	(1,732)	(2,311)
Total other (expense) income—net	(479)	(274)	(1,043)	(799)	(1,072)
Income tax expense	(108)	(75)	(425)	(172)	(241)
Net (loss) income	$(90)	$136	$106	$554	$662

EBITDA margin percentage—as adjusted (2):
EBITDA—as adjusted	$1,120	$1,093	$3,336	$3,330	$4,415
Divided by total operating revenue	$2,935	$3,054	$8,831	$9,317	$12,311
EBITDA margin percentage—as adjusted	38.2%	35.8%	37.8%	35.7%	35.9%

EBITDA margin percentage (1):
EBITDA	$1,049	$1,066	$3,219	$3,257	$4,286
Divided by total operating revenue	$2,935	$3,054	$8,831	$9,317	$12,311
EBITDA margin percentage	35.7%	34.9%	36.5%	35.0%	34.8%

Free cash flow from operations (3):
Cash provided by operating activities	$923	$769	$2,564	$2,431	$3,307
Less: expenditures for property, plant and equipment and capitalized software	(373)	(341)	(1,090)	(1,023)	(1,409)
Free cash flow from operations	550	428	1,474	1,408	1,898
Add: certain one-time settlement payments	—	—	—	16	32
Add: merger related	4	—	24	—	—
Adjusted free cash flow from operations	$554	$428	$1,498	$1,424	$1,930

ATTACHMENT E

(CONTINUED)

QWEST COMMUNICATIONS INTERNATIONAL INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(UNAUDITED)

	September 30,	December 31,	September 30,
	2010	2009	2009
	(Dollars in millions)
Net debt (4):
Current portion of long-term borrowings	$2,191	$2,196	$925
Long-term borrowings—net	10,788	12,004	13,210
Total borrowings—net	12,979	14,200	14,135
Less: cash and cash equivalents	1,967	2,406	2,074
Less: short-term investments	—	—	4
Net debt	$11,012	$11,794	$12,057

Ratio of net debt to annualized EBITDA—as adjusted (5):
Total net debt	$11,012	$11,794	$12,057
Divided by annualized EBITDA—as adjusted	$4,421	$4,415	$4,509
Ratio of net debt to annualized EBITDA—as adjusted	2.5	2.7	2.7

(1) EBITDA and EBITDA margin percentage are non-GAAP financial measures.  Other companies may calculate these measures (or similarly titled measures) differently. We believe these measures provide useful information to investors in evaluating our capital-intensive business because they reflect our operating performance before the impacts of non-cash items and are indicators of our ability to service debt, pay taxes and fund discretionary spending such as capital expenditures. Management also uses EBITDA for a number of purposes, including setting targets for compensation and assessing the performance of our operations.

(2) EBITDA—as adjusted, annualized EBITDA—as adjusted and EBITDA margin percentage—as adjusted are non-GAAP financial measures that reflect our operating performance before the impacts of certain non-cash items and after removing the effects of items that we believe are not representative of our core ongoing telecommunications operations, such as severance charges, restructuring charges and charges for securities-related litigation.  We provide this information to supplement our GAAP financial measures because we believe that investors commonly use this information to analyze the results of our core operations, to identify financial trends in these results and to compare our operating performance to that of our competitors.  Management also uses these measures for a number of purposes, including setting targets for compensation and assessing the performance of our operations.

(3) Free cash flow and adjusted free cash flow from operations are non-GAAP financial measures that indicate cash generated by our business after operating expenses, capital expenditures, interest expense and income tax expense/benefit. We believe these measures provide useful information to our investors for purposes of evaluating our ability to satisfy our debt and other mandatory payment obligations and because they reflect cash flows available for financing activities and voluntary debt repayment.  This is of particular relevance for our business given our significant debt balance. We also use free cash flow and adjusted free cash flow from operations internally for a variety of purposes, including setting targets for compensation and budgeting our cash needs. These measures are not determined in accordance with GAAP and should not be considered as a substitute for “income before income taxes” or “cash provided by operating activities” or any other measure determined in accordance with GAAP.

(4) Net debt is a non-GAAP financial measure that we calculate as our total borrowings (current plus long-term) less our cash and cash equivalents and short-term investments.  We believe net debt is helpful in analyzing our leverage, and management uses this measure in making decisions regarding potential financings.  Net debt is not a measure determined in accordance with GAAP and should not be considered as a substitute for “current portion of long-term borrowings” or “long-term borrowings” or any other measure determined in accordance with GAAP.

(5) The ratio of net debt to annualized EBITDA—as adjusted is a non-GAAP financial measure that we calculate as net debt divided by a rolling four quarters of EBITDA—as adjusted. Other companies may calculate this measure differently. We believe this measure provides useful information to our investors about our debt level relative to our performance and about our ability to meet our financial obligations.